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                                                                    EXHIBIT 99.1






FOR IMMEDIATE RELEASE                  CONTACT: Charles D. Christy
                                                Chief Financial Officer
                                                (810) 237-4200
                                       CONTACT: Stephen C. Schlott
                                                SVP and Treasurer
                                                (810) 766-7854
                                       TRADED:  NASDAQ
                                       SYMBOL:  CBCF
JANUARY 27, 2003


                          CITIZENS BANKING CORPORATION
                      ANNOUNCES SUBORDINATED NOTE OFFERING

FLINT, MICHIGAN --- Citizens Banking Corporation (Nasdaq: CBCF) today announced that it has sold $125 million of 5.75% subordinated notes due 2013. The net proceeds of the offering will be used to reduce the amount outstanding under the company's line of credit with three unaffiliated banks. The remainder of the net proceeds will be available for general corporate purposes. The subordinated notes were privately placed to a group of institutional investors in accordance with Rule 144A and Regulation S under the Securities Act of 1933. The subordinated notes have not been registered and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 188 branch, private banking, and financial center locations throughout Michigan, Wisconsin, Iowa, and in suburban Chicago, Illinois.